Exhibit 3.2

ARTICLES OF ORGANIZATION

OF

MSD INVESTMENT, LLC

The undersigned, Marcello Liguori, whose post office address is 645 Fifth Avenue, 21st Floor, New York, NY 10022, being at least 18 years of age and duly authorized to execute and file these Articles of Organization, hereby forms a limited liability company under the Maryland Limited Liability Company Act (the “Act”) and certifies to the State Department of Assessments and Taxation of the State of Maryland as follows:

1.     Name of the Company. The name under which the Delaware limited liability company was originally formed was “MSD Investment Corp., LLC”. The name of the Maryland limited liability company into which it shall be converted (hereinafter referred to as the “Company”) is “MSD Investment, LLC”.

2.     Principal Office. The principal office of the Company is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264.

3.     Resident Agent. The resident agent of the Company is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264.

4.     Existence. The Company shall have a perpetual existence.

5.     Business Purpose: The purpose for which the Company was formed is as follows: investment and any other lawful purpose.

6.     Limitation of Authority of Members. Pursuant to Section 4A-401(a)(3) of the Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

IN WITNESS WHEREOF, the undersigned, being duly authorized by the person forming the Company to execute and file these Articles of Organization on their behalf, has executed these Articles of Organization and acknowledges them to be his or her act as of October 21, 2021.

/s/ Marcello Liguori
Marcello Liguori
Organizer

Signature of Resident Agent:

/s/ Sandra Swijack

By:	The Corporation Trust Incorporated, Sandra Swijack, Assistant Secretary